PROMISSORY NOTE-DDII

$ 100,000 (One Hundred Thousand Dollars)	Dated: July , 2007
Principal Amount	State of Nevada

Funding Date- On or before July [ ], 2007
Due Date of Note January [ ], 2008

FOR VALUE RECEIVED,  One Hundred Thousand Dollars ($100,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (Borrowers) hereby promises to pay to the order of MLPF&S CUST FBO Dean Davis c/o Merrill Lynch, Attn: Melinda Drummond 390 E. Henry St., Spartanburg, SC 29304-9849 (Maker) the sum of $100,000 (One Hundred Thousand Dollars). Said sum shall be paid in the manner following:

The note shall carry an interest premium of twenty percent (20%) per annum pro-rata for the number of days from Funding Date to Due Date. The Borrower may prepay this note at any time without penalty by delivery of the appropriate principal and pro-rata interest to Maker. If Borrower elects to pre-pay this note, he will allow Maker 10 days notice to exercise the Payment Option as define below.

At the Due Date, or earlier, Maker will choose one of the following 2 Payment Options:

Option 1- Borrower will repay the Principal Amount plus Interest within 10 days of the Due Date, or

Option 2 Maker may elect to accept an issuance of the same number of shares as the Principal plus Interest total due dollar for share of the Borrower’s common stock such stock to be restricted by Rule 144. For example, if the total principal and interest is $60,000, the Maker may elect to take 60,000 shares of stock in lieu of cash payment.

Additionally, the Maker shall receive twice the number of shares of Borrower’s common stock as the dollar Principal amount of the Promissory Note within thirty (30) days of funding, such stock to be restricted by Rule 144 (example- if the note is $50,000, the number of shares to be issued is 100,000).

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:
1-	Breach of any condition of any of the security interest.
2-	Upon the insolvency, dissolution, or liquidation of the Borrowers.

Wire Instructions for receipt of funds by Borrower are:

Bank of America
Branch NV1-155-01-01
Banker: Charity Lopez
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
702-654-6316
702-654-6342 fax
Indigo-Energy, Inc.
Account # 005012537333
Wire Routing ABA # 026009593

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

David Larson, CEO	Date
Indigo-Energy, Inc.

Accepted by Maker:

13-3180817
MLPF&S CUST FBO Dean Davis	Date	EIN #

PromNoteDDII